Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

These pro forma financial statements do not supersede the pro forma financial statements included in Form 8-K/A on December 9, 2024 and do not constitute a complete set of pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X. These pro forma financial statements have been revised solely to give effect to the corrections of the errors identified in the previously issued Informa Tech Digital Businesses of Informa PLC unaudited interim condensed combined financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and 2023, which were included in the Company’s Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (“SEC”) on June 27, 2024.

On January 10, 2024, Informa entered into the Transaction Agreement to combine the Informa Tech Digital Businesses with TechTarget under Toro CombineCo, Inc. a new publicly traded company (hereinafter referred to as “CombineCo”). According to the Transaction Agreement, Informa PLC (“Informa”) will contribute the Informa Tech Digital Businesses and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses) to CombineCo in exchange for CombineCo common stock. On completion, Informa will hold 57% ownership in CombineCo (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and TechTarget’s current shareholders (including certain equity award holders) will receive approximately $350 million plus any Adjusted EBITDA Cash Increase Amount in the form of a cash distribution and the remaining ownership interest in CombineCo, which will be a publicly traded company in the U.S. The cash contribution by Informa and payment to TechTarget shareholders are subject to specific adjustments set forth in the Transaction Agreement for changes in net working capital, Target Adjusted EBITDA as defined in the Transaction Agreement, and certain non-current liabilities of the Informa Tech Digital Businesses. For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, management estimated the amount of these adjustments based upon the audited financial statements of the Informa Tech Digital Businesses, would be zero. Following the Closing, CombineCo will change its registered name with the Secretary of State of Delaware to TechTarget, Inc. (hereinafter referred to as “NewCo”).

For the purposes of the unaudited pro forma condensed combined financial statements the Transactions are assumed to have closed in the second half of 2024, subject to certain closing conditions. See the section titled “The Transaction Agreement-Conditions to Closing” beginning on page 173 of the Company’s combined proxy statement/ prospectus for further details on such conditions.

The Merger will be accounted for as a business combination in accordance with U.S. GAAP (pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”)), with the Informa Tech Digital Businesses treated as the “acquirer” and TechTarget treated as the “acquired” company for financial reporting purposes. Informa will control NewCo as it will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and be entitled to designate five of the nine members of the NewCo Board. As a result, the Informa Tech Digital Businesses will be deemed the acquirer, as it is the business contributed by and still controlled by Informa. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of TechTarget based on their respective estimated fair values with any excess purchase price allocated to goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price and the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The process of valuing the net assets of TechTarget immediately prior to the business combination for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements give effect to the business combination and other events contemplated by the Transaction Agreement as described in the Company’s combined proxy statement/prospectus as below:

•

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the historical balance sheets of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on March 31, 2024.

•

The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2024 combines the historical statements of income of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on January 1, 2023 (i.e., the beginning of the earliest period originally presented).

The unaudited pro forma condensed combined financial statements have been prepared using the interim financial statements of the Informa Tech Digital Businesses as of and for the three months ended March 31, 2024, included elsewhere within the Company’s combined proxy statement/prospectus and from TechTarget’s unaudited consolidated financial statements as of and for the three months ended March 31, 2024 also included elsewhere within the Company’s combined proxy statement/ prospectus.

The Informa Tech Digital Businesses restated their previously issued interim financial statements as of and for the three months ended March 31, 2024, through Form 8-K filed on December 6, 2024. These pro forma financial statements, originally included in Form S-4 filed on June 27, 2024, have been revised solely to correct certain previously reported interim unaudited pro forma information specifically for restatement to the previously reported historical interim unaudited financial information of the Informa Tech Digital Businesses. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2024, was prepared based on the restated statement of income of the Informa Tech Digital Businesses for the three months ended March 31, 2024. The unaudited pro forma condensed combined balance sheet was prepared based on the restated balance sheet of the Informa Tech Digital Businesses as of March 31, 2024. These pro forma financial statements do not supersede the pro forma financial statements included in Form 8-K/A on December 9, 2024 and do not constitute a complete set of pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X.

Article 11 of Regulation S-X provides requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). NewCo has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial statements. Based on management’s assessment, no autonomous entity adjustments were required for the purposes of preparing the unaudited pro forma condensed combined financial information. The results set forth in the unaudited pro forma condensed combined financial information include adjustments that give effect to events that are directly attributable to the Transactions.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Informa Tech Digital Businesses’ and TechTarget’s historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial statements, which describe the assumptions and estimates underlying the adjustments set forth therein. The pro forma adjustments, which management believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Accordingly, the actual financial condition or performance of NewCo following completion of the Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. Additionally, the final determination of the merger consideration and purchase price allocation, upon the completion of the merger, will be based on TechTarget’s share price and net assets as of the closing date of the merger and will depend on a number of factors that cannot be predicted with certainty at this time. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of earnings that would have been realized if the

Transactions had been completed on the dates set forth above, nor is it indicative of future results or financial position. The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other activities, or the recognition of any cost increases or dis-synergies that might result from the Transactions.

Toro CombineCo, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2024

(In thousands)

	Historical		Pro Forma
	Informa Tech Digital Businesses (as restated – Note 8)	TechTarget Inc. (as reclassified – Note 7)	Transaction Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	9,452	230,436	(167,416)	5(f)	65,402
			(7,070)	5(j)
Short-term investments		100,749	(100,749)	5(f)
Accounts receivable, net of allowance for doubtful accounts	42,477	36,880	—		79,357
Related party receivables	4,201	—	(4,201)	5(g)
Related party loan receivables	120,074	—	(120,074)	5(g)
Prepaid expenses and other current assets	6,023	6,384	—		12,407

Total current assets	182,227	374,449	(399,510)		157,166

Non-current assets
Property and equipment, net	2,838	2,330	—		5,168
Goodwill	467,062	193,737	522,083	5(a)	1,182,882
Intangible assets, net	287,872	109,806	725,194	5(b)	1,122,872
Operating lease right-of-use assets	2,771	16,319	(1,989)	5(c)	17,101
Deferred tax assets	997	8,687	11,044	5(d)	20,728
Other assets	—	829	9,800	5(k)	10,629

Total non- current assets	761,540	331,708	1,266,132		2,359,380

Total assets	943,767	706,157	866,622		2,516,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	3,630	4,357	—		7,987
Related party payables	41,119	—	(41,119)	5(g)	—
Operating lease liabilities	2,411	4,161	(661)	5(c)	5,911
Accrued expenses and other current liabilities	6,545	7,638	—		14,183
Accrued compensation expenses	9,246	1,544	—		10,790
Income taxes payable	3,701	8,477	—		12,178
Contract liabilities	34,753	17,375	—		52,128
Related party short-term debt	520,435	—	(520,435)	5(g)	—
Contingent consideration	5,000		(5,000)	5(i)	—

Total current liabilities	626,840	43,552	(567,215)		103,177

	Historical		Pro Forma
	Informa Tech Digital Businesses (as restated – Note 8)	TechTarget Inc. (as reclassified – Note 7)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Non-Current Liabilities
Operating lease liabilities	2,633	15,658	(1,498)	5(c)	16,793
Convertible senior notes		411,051	(411,051)	5(f)
Term loan			148,875	5(f)	148,875
Other liabilities	11,827	—	—		11,827
Deferred tax liabilities	12,406	12,402	193,789	5(d)	218,597
Related party long-term debt	309,237		(309,237)	5(g)
Contingent consideration	38,700		(38,700)	5(i)

Total non-current liabilities	374,803	439,111	(417,822)		396,092

Total liabilities	1,001,643	482,663	(985,037)		499,269

Stockholders’ Equity:
Net parent investment	(82,672)	—	82,672	5(e)	—
Common Stock	—	59	(59)	5(e)	70
			70	5(e)
Treasury stock	—	(329,118)	329,118	5(e)	—
Additional paid-in capital	—	483,016	(483,016)	5(e)	2,410,135
			335,052	5(e)
			1,281,684	5(e)
			746,516	5(g)
			43,700	5(i)
			(6,617)	5(j)
			9,800	5(k)
Accumulated other comprehensive income (loss)	24,796	(5,207)	5,207	5(e)	24,796
Retained earnings	—	74,744	(74,744)	5(e)	(417,724)
			(417,724)	5(e)

Total stockholders’ equity	(57,876)	223,494	1,851,659		2,017,277

Total liabilities and stockholders’ equity	943,767	706,157	866,622		2,516,546

Toro CombineCo, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the three months ended March 31, 2024

(In thousands except number of shares and per share data)

	Historical		Pro Forma
	Informa Tech Digital Businesses (as restated – Note 8)	TechTarget Inc. (as reclassified – Note 7)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	59,293	51,636	—		110,929
Cost of revenues:
Cost of revenues	(23,969)	(19,158)	1,173	6(a)	(41,954)
Amortization of acquired technology		(702)	(4,903)	6(b)	(5,605)
Gross Profit	35,324	31,776	(3,730)		63,370
Operating expenses:
Selling and marketing	(13,807)	(22,963)	(15)	6(c)	(36,785)
Product development	(3,019)	(2,753)			(5,772)
General and administrative	(18,635)	(6,695)	(71)	6(d)	(25,401)
Depreciation	(403)	(284)	—		(687)
Amortization	(7,962)	(3,525)	(7,003)	6(b)	(18,490)
Impairment of long-lived assets	(1,864)				(1,864)
Acquisition and integration costs	(7,753)	(6,526)	—		(14,279)
Remeasurement of contingent consideration	(1,263)	—	1,263	6(e)	—
Total operating expenses	(54,706)	(42,746)	(5,826)		(103,278)
Operating income (loss)	(19,382)	(10,970)	(9,556)		(39,908)
Interest income	2,319	3,731	—		6,050
Interest expense	—	(551)	(1,918)	6(f)	(2,469)
Interest expense on related party loans	(6,591)	—	6,591	6(g)	—
Other income (expense), net	218	(108)	—		110
Income before provision for income taxes	(23,436)	(7,898)	(4,883)		(36,217)
Provision for income taxes	2,955	(2,190)	1,535	6(h)	2,300
Net income (loss)	(20,481)	(10,088)	(3,348)		(33,917)
Earnings/(loss) per share				6(i)
Basic		(0.35)			(0.48)
Diluted		(0.35)			(0.48)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

On January 10, 2024, Informa entered into an agreement to combine the Informa Tech Digital Businesses with TechTarget under a new publicly traded company, NewCo. According to the Transaction Agreement, Informa will contribute the Informa Tech Digital Businesses, along with $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses).

As a result of the Merger, each issued and outstanding share of TechTarget common stock as of immediately prior to the effective time of the Merger (other than Excluded Stock, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (i) one share of NewCo common stock and (ii) a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount, which per share cash consideration amount is estimated to be approximately $11.79 per share of TechTarget common stock as of the date of the Company’s combined proxy statement/prospectus (the “Merger Consideration”). For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, management estimated the amount of these adjustments based upon the audited financial statements of the Informa Tech Digital Businesses would be zero. This estimate is preliminary in nature and may be revised as additional information becomes available and is evaluated and the final amounts may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements.

Additionally, pursuant to the terms of the Transaction Agreement and the governing plans and agreements, equity awards issued by TechTarget that are outstanding as of immediately prior to the Effective Time will be treated as follows:

•

Immediately prior to the Effective Time, 100% of the outstanding Pre-Signing TechTarget RSUs held by eight specified TechTarget executives, including each of TechTarget’s current executive officers, and 50% of all other outstanding unvested Pre-Signing TechTarget RSUs will vest. At the Effective Time, each vested Pre-Signing TechTarget RSU and any other TechTarget RSUs that are then vested and outstanding will be canceled, will cease to exist and will be converted into the right of the holder thereof to receive the applicable portion of Merger Consideration in respect of the shares of TechTarget common stock underlying the vested TechTarget RSU.

•

Each TechTarget RSU that is outstanding and unvested as of the Effective Time (after taking into account any vesting described in the prior paragraph) will be assumed by NewCo and converted into an award of restricted stock units with respect to shares of NewCo common stock in the manner set forth in the Transaction Agreement. Each converted restricted stock unit will be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule) as applied to the corresponding unvested TechTarget RSU immediately prior to the Effective Time.

•

Each TechTarget Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, vest (to the extent unvested) in full. Immediately prior to the Effective Time, each In-The-Money Option will automatically cease to exist and be converted into the right of the holder of the In-The-Money Option to receive the applicable portion of the Merger Consideration in respect of the shares of TechTarget common stock underlying the In-The-Money Option, reduced by the aggregate exercise price of the In-The-Money Option. Immediately prior to the Effective Time, each Underwater Option will be canceled and terminated for no consideration.

•

Prior to the Closing, the TechTarget ESPP will continue to operate consistent with its terms as in existence as of January 10, 2024. If the Closing occurs prior to the end of a Plan Period (as defined in the TechTarget ESPP), all accumulated participant contributions under the TechTarget ESPP will be used to purchase shares of TechTarget common stock from TechTarget as close as reasonably practicable to (but in any event prior to) the Closing Date in accordance with the terms of the TechTarget ESPP as if it was the last day of the Plan Period. The TechTarget ESPP will terminate in its entirety on the Closing Date, and no further rights to purchase TechTarget common stock will be granted or exercised under the TechTarget ESPP thereafter.

•

Immediately following the Closing, Informa HoldCo will own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding shares of NewCo common stock.

Debt refinancing: TechTarget, as of March 31, 2024, had $3,040 thousand in aggregate principal amount of- 0.125% convertible senior notes due 2025 (the “2025 Notes”) and $414,000 thousand in aggregate principal amount of 0.0% convertible senior notes due 2026 (the “2026 Notes” and together with the 2025 Notes, the “Notes”) outstanding. Pursuant to provisions within the indentures for the Notes, holders of the Notes for a specified period of time following the consummation of the merger may liquidate their Notes by (i) delivering them to NewCo for conversion, which NewCo may settle in cash, shares of NewCo or a combination thereof in NewCo’s discretion, or (ii) tendering them to NewCo for repurchase at fair value. Based upon the current conversion price, management expects that holders of the Notes will tender their notes for repurchase at fair value following the consummation of the merger. To the extent any holders of the Notes elect to tender their notes for repurchase or deliver their Notes for conversion, this presentation assumes that NewCo would elect to settle such Notes using a combination of cash on hand at TechTarget, proceeds from a new credit facility (as discussed below) and by liquidating short-term investments.

As referenced above, TechTarget and NewCo are obligated under the Transaction Agreement to use their reasonable best efforts to enter into a revolving credit facility or other senior lending facility, which shall be entered into prior to (but effective upon) the closing of the proposed transaction, with commitments of at least $250,000 thousand to be used (together with TechTarget’s and its subsidiaries available cash on hand) to satisfy TechTarget’s obligations under the Notes and for general working capital purposes. TechTarget is highly confident in its ability to obtain fully committed financing based on indications from multiple lending institutions; however, it has not finalized the terms of, nor entered into, any such financing agreement. NewCo expects to draw-down $150,000 thousand from a new credit facility immediately following the consummation of the Transactions to partly repay the Notes as well as to provide working capital to NewCo.

The unaudited pro forma condensed combined financial statements have been prepared assuming that NewCo’s new credit facility will bear interest at an interest rate of SOFR+3%. The pro forma balance sheet adjustments include the recognition of the liability for the New Term Loan of $150,000 thousand, net of debt issuance costs of $1,125 thousand (unamortized), and an equal and offsetting increase to cash and cash equivalents. The unaudited pro forma condensed combined statements of income adjustments for the three months ended March 31, 2024 includes the recognition of interest expense based on an effective interest calculation of $2,469 thousand.

2.	Basis of Presentation

Subject to the first paragraph of the introductory note, the unaudited pro forma condensed combined financial information and related notes are prepared in accordance with SEC Article 11 of Regulation S-X and present the historical financial information of the Informa Tech Digital Businesses and TechTarget adjusted to give effect to the business combination and the other events contemplated by the Transaction Agreement.

The Merger will be accounted for under the acquisition method of accounting for business combinations pursuant to the provisions of ASC 805. Informa will control NewCo as it will beneficially own 57% of the outstanding shares of NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of TechTarget’s convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), be entitled to designate five of the nine NewCo Board members. As a result, the Informa Tech Digital Businesses will be deemed the acquirer, as it is the business contributed by and still controlled by Informa. Under the acquisition method of accounting, the estimated purchase price will be allocated to TechTarget’s assets acquired and liabilities assumed based upon their estimated fair values, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, at the date of completion of the Merger. Any excess of merger consideration over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the preliminary fair values of identified intangible assets, property, plant and equipment, certain other assets, debt and other assumed liabilities. These preliminary valuations of assets acquired, and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant, which requires estimates and assumptions including, but not limited to, estimating future cash flows in addition to developing the appropriate market discount rates and obtaining available market pricing for comparable assets. Additionally, the final determination of the merger consideration and purchase price allocation, upon the completion of the merger, will be based on TechTarget’s share price and net assets as of the closing date of the merger and will depend on a number of factors that cannot be predicted with certainty at this time. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The historical audited consolidated financial statements of TechTarget were prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical audited combined financial statements of the Informa Tech Digital Businesses were prepared in accordance with U.S. GAAP and presented in U.S. dollars.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of the Informa Tech Digital Businesses and TechTarget adjusted to give effect to the business combination and other events contemplated by the Transaction Agreement as described in the Company’s combined proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the historical balance sheets of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions had been consummated on March 31, 2024. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2024 combines the historical statements of income of TechTarget and the Informa Tech Digital Businesses on a pro forma basis assuming the business combination and related transactions as if they had occurred on January 1, 2023, beginning of the earliest period originally presented.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of NewCo and they are based on the information available at the time of their preparation. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the TechTarget acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on NewCo’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

Accounting policies, Reclassification and Restatement of historical amounts

Upon consummation of the Transaction, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the consolidated financial statements of NewCo. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information other than certain reclassification adjustments to conform TechTarget’s historical financial statements presentation to the Informa Tech Digital Businesses’ financial statement presentation (as presented in Note 7 below). As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The Informa Tech Digital Businesses restated their previously issued interim financial statements as of and for the three months ended March 31, 2024, as filed with the Company’s Form 8-K filed on December 6, 2024. As a consequence, these unaudited pro forma condensed combined financial statements consider the effects of the restatement, as described in Note 8. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2024 was prepared based on the restated statement of income of the Informa Tech Digital Businesses for the three months ended March 31, 2024. The unaudited pro forma condensed combined balance sheet as of March 31, 2024 was prepared based on the restated balance sheet of the Informa Tech Digital Businesses as of March 31, 2024.

3.	Estimated purchase price

Pursuant to the Transaction Agreement, at the closing of the Transaction, Informa will own 57% of the outstanding NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the Notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans) and former TechTarget stockholders will own the remaining outstanding NewCo common stock. The estimated preliminary purchase price, which represents the consideration transferred to TechTarget’s security holders in this reverse acquisition is calculated based on the cash transferred to and the NewCo common stock that TechTarget stockholders will own as of the closing of the Transaction. The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $1,281,754 thousand, which consists of the following (in thousands except for number of shares and per share amounts):

(USD in thousands)	Amount
Estimated cash paid (i)	350,000
Estimated aggregate value of NewCo common stock issued for outstanding TechTarget common stock (ii)	922,391
Estimated replacement equity awards for TechTarget’s equity awards (iii)	9,363
Estimated purchase price	1,281,754

Notes:

i.

Represents the total estimated cash consideration paid to TechTarget stockholders, who hold approximately 29,697,059 shares in the aggregate, of $11.79 per share of TechTarget common stock. The cash payment will be adjusted based on the provisions of the Transaction Agreement as discussed in Note 1 above as of the date the Transactions close; therefore, the final cash payment could differ significantly from the current estimate.

ii.

Represents the value of approximately 29,697,059 shares of common stock noted above of NewCo estimated to be issued to TechTarget shareholders (including certain equity award holders) as of the closing of the Transactions pursuant to the Transaction Agreement based on TechTarget closing share price of $31.06 on the NASDAQ on June 17, 2024, which is used as a proxy for the market price of the TechTarget shares at the closing of the Transactions.

The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the TechTarget shareholders when the Merger is completed. The actual value of NewCo common stock to be issued will depend on the per share price of TechTarget common stock on the closing date of the Transactions, and therefore, the actual total purchase price of the Transactions and in turn goodwill will fluctuate with the market price of TechTarget common stock until the Transactions are consummated.

The following table illustrates the effect of changes in TechTarget’s common stock price and the resulting impact on the estimated total purchase price (USD in thousands except for the share price):

Change in stock price	TechTarget’s share price	Estimated total purchase price
As presented	31.06	1,281,754
Increase of 10%	34.17	1,374,386
Increase of 20%	37.27	1,467,066
Decrease of 10%	27.95	1,189,194
Decrease of 20%	24.85	1,096,756

iii.

Represents estimated consideration for replacement of TechTarget’s outstanding equity awards. As discussed in Note 1 above, 451,425 unvested TechTarget RSUs will be replaced by 727,306 NewCo’s RSUs with similar terms and conditions. The fair value of NewCo’s RSUs equity awards attributable to the pre-combination service period aggregating $9,363 thousand represents merger consideration. The remainder of the fair value of $13,227 thousand will be recognized as compensation expense subsequent to the merger until the year 2026.

4. Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price with respect to the Merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of March 31, 2024, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the estimated fair value of the purchase consideration and the final purchase price allocation and the resulting effect on NewCo’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed with the excess recorded to goodwill as if the Transactions occurred on March 31, 2024:

(in 000’s)	Estimate Fair Value
Cash and cash equivalents	230,436
Short term investments	100,749
Accounts receivables, net of allowances	36,880
Prepaid expenses and other current assets	6,384
Property and Equipment, net	2,330
Intangible Assets, net	835,000
Operating lease assets with right-of-use	14,330
Deferred tax assets	19,731
Other assets	829

Total assets acquired	1,246,669

Accounts payable	4,357
Current operating lease liabilities	3,500
Accrued expenses and other current liabilities	8,091
Accrued compensation expenses	1,544
Income taxes payable	8,477
Contract liabilities	17,375
Non-current operating lease liabilities	14,160
Convertible senior notes	417,040
Deferred tax liabilities	206,191

Total liabilities assumed	680,735

Total assets acquired in excess of liabilities assumed	565,934

Goodwill	715,820

Total estimated merger consideration	1,281,754

The preliminary purchase price allocation is based on a preliminary assessment of the fair values of the assets acquired and liabilities assumed as of March 31, 2024.

5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a)

Represents the elimination of $193,737 thousand of existing goodwill of TechTarget and the preliminary recognition of $715,820 thousand of goodwill arising out of the Transactions which is not expected to be deductible for tax purposes.

b)

Represents the elimination of $109,806 thousand of existing intangible assets of TechTarget and preliminary recognition of $835,000 thousand of identifiable intangible assets attributable to the Transactions.

(in 000 ‘s)	Fair Value	Estimated Useful Lives	Amortization expense for the three months ended March 31, 2024
Trade Names – Digital Intent	55,000	16 years	860
Trade Names – Market Research	10,000	16 years	156
Developed Technology – Digital Intent	115,000	6.5 years	4,423
Customer Relationships – Digital Intent	580,000	15.5 years	9,355
Customer Relationships – Market Research	75,000	14 years	1,339

Total	835,000		16,133

The above amortization expense has been presented in the unaudited pro forma condensed combined consolidated statements of income as follows:

(in 000’s)	Amortization expense for the three months ended March 31, 2024
Amortization of acquired technology (as part of Cost of revenues) – Refer to Note 6(b)	5,605
Amortization (as part of Operating expenses) – Refer to Note 6(b)	10,528

Total	16,133

c)	Represents adjustment to remeasure acquired lease liabilities and ROU assets in accordance with ASC 842, Leases as per the details below:

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of operating lease assets	(16,319)
Preliminary remeasurement of acquired operating lease assets	17,660
Fair valuation impact of acquired unfavorable lease arrangements	(3,330)
Net pro forma transaction accounting adjustment to ROU assets, net	(1,989)

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of current operating lease liabilities	(4,161)
Preliminary remeasurement of current operating lease liabilities	3,500
Net pro forma transaction accounting adjustment to current operating lease liabilities	(661)

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of TechTarget’s historical net book value of non-current operating lease liabilities	(15,658)
Preliminary remeasurement of non-current operating lease liabilities	14,160
Net pro forma transaction accounting adjustment to non-current operating lease liabilities	(1,498)

d)

Represents the net change in deferred tax assets and liabilities associated with the fair value adjustments (refer Note 4 above) related to allocation of the purchase price to assets acquired and liabilities assumed (excluding goodwill). Deferred taxes were computed using a combined U.S. federal and state statutory tax rate of 25%. This rate is subject to change when NewCo performs a complete tax analysis after the Transactions are completed.

e)	Represents adjustments to equity for the following:

•	Elimination of the historical TechTarget stockholders’ equity of $223,494 thousand.

•

Reclassification of net parent investment aggregating $(82,672) thousand, of which $(417,724) thousand is reclassified to retained earnings, being the Informa Tech Digital Businesses’ historical accumulated deficit, and the balance of $335,052 thousand is reclassified to additional paid-in capital.

•

Recording estimated purchase consideration of $1,281,754 thousand of which $70 thousand is included in common stock as par value of 70,027,031 shares outstanding (29,697,059 issued to TechTarget shareholders and 40,329,972 issued to Informa in the business combination) of NewCo at a par value of $0.001/ per share with the balance of $1,281,684 thousand included in additional paid-in capital.

•	Recording $350,000 thousand cash contribution by Informa (refer to Note 1 above) utilized for settling cash consideration payable to certain existing TechTarget shareholders (refer to Note 3 above).

f)	Represents settlement of the Notes by existing cash, cash drawn on the new facility (net of unamortized debt issuance costs) and short-term investments as referenced in detail at Note 2 above.

in (000’s)	Amount
Fair value of TechTarget convertible notes at close (A)	417,040
Repaid through (B):
i) Cash on hand with TechTarget	167,416
ii) Cash drawn from new credit facility	148,875
iii) Short term investments	100,749

g)

Represents the settlement of the Informa Tech Digital Businesses’ related party receivables, related party loan receivables, related party payables, and related party loans, resulting in a net amount of $746,516 thousand, which will be extinguished upon consummation of the Transactions pursuant to the terms of the Transaction Agreement with the below details:

in (000’s)	Amount
Pro forma transaction accounting adjustments
Related party receivables	4,201
Related party loan receivables	120,074

in (000’s)	Amount
Related party payables	(41,119)
Related party short-term debt	(520,435)
Related party long-term debt	(309,237)

Total	(746,516)

h)

TechTarget estimates incurring non-recurring transaction costs of $24,344 thousand related to the Transactions including fees expected to be paid for financial advisors, legal services, success fees, professional accounting, and other professional services within 12 months from the Closing Date. Such costs were not reflected as pro forma adjustments in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to impact the operating results of the combined company.

i)

Represents the elimination of the Informa Tech Digital Businesses’ contingent consideration of $43,700 thousand, as it has been excluded from the Transactions and will be assumed by Informa pursuant to the terms of the Transaction Agreement.

j)

Represents one-time post-combination payment of $7,070 thousand to tax authorities, related to estimated tax effects resulting from the accelerated vesting of TechTarget’s existing RSUs of which $6,617 thousand pertaining to employee’s share was recorded in additional paid-in capital and $453 thousand pertaining to employer’s share was recorded in retained earnings.

k)

Represents the recognition of an indemnification asset related to the Informa Tech Digital Businesses’ historical sales tax related to a prior acquisition as Informa is contractually obligated to indemnify NewCo to settle this liability pursuant to the terms of the Transaction Agreement.

6.  Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income for the Three Months Ended March 31, 2024

a)

Represents adjustments to cost of revenues associated with the elimination of TechTarget’s historical lease expense, amortization related to existing computer software, internal-use software, and website development costs, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	33
Elimination of historical amortization related to existing computer software, internal-use software, and website development costs*	1,175
Recognition of the estimated new lease expense	(35)
Net pro forma transaction accounting adjustment—cost of revenues	1,173

*	The recognition of new amortization costs is not presented in this table and is instead included below at Note 7(b).

b)	Represents the following adjustments pertaining to amortization of intangibles:

•

Classified within cost of revenues: Elimination of TechTarget’s historical amortization of acquired technology of $702 thousand and recognition of new amortization expense of $5,605 thousand resulting from intangible assets identified as part of the estimated purchase price allocation.

•

Classified within operating expenses: Elimination of TechTarget’s historical amortization of intangible assets of $3,525 thousand and recognition of new amortization expense of $10,528 thousand resulting from intangible assets identified as part of the estimated purchase price allocation.

c)

Represents adjustments to selling and marketing expenses associated with the elimination of TechTarget’s lease expense, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	182
Recognition of the estimated new lease expense	(197)
Net pro forma transaction accounting adjustment-selling and marketing expenses	(15)

d)

Represents adjustments to general and administrative expenses associated with the elimination of TechTarget’s historical lease expense, and the recognition of the estimated lease expense based on remeasured lease liabilities and ROU assets.

(in 000’s)	Amount
Pro forma transaction accounting adjustments
Elimination of historical lease expense	819
Recognition of the estimated new lease expense	(890)
Net pro forma transaction accounting adjustment-general and administrative expenses	(71)

e)

Represents the elimination of the Informa Tech Digital Businesses’ loss on remeasurement of contingent consideration, as contingent consideration liabilities have been excluded from the Transactions and will be assumed by Informa pursuant to the terms of the Transaction Agreement.

f)

Represents the elimination of TechTarget’s interest expenses of $551 thousand pertaining to the Notes, which will be extinguished upon consummation of the Transactions and recognition of $2,469 thousand of interest expenses related to the new term loan raised. A 1/8th of a percentage point increase or decrease in the benchmark rate, SOFR plus 3.00% per annum, would result in an increase or decrease in quarterly interest expense of $35 thousand.

g)	Represents the elimination of the Informa Tech Digital Businesses’ interest expense on related party loans, which will be extinguished upon consummation of the Merger.

h)

Represents the income tax effect of the pro forma adjustments presented. The pro forma income tax adjustments were estimated using a combined U.S. federal and statutory tax rate of 25.0% applied to all adjustments excluding non-taxable and non-deductible items such as certain contingent consideration and unrecorded transaction costs. The effective tax rate of NewCo could be materially different depending on post-combination activities.

i)

The pro forma basic and diluted weighted average shares outstanding represent NewCo’s shares issued to Informa and TechTarget’s shareholders on consummation of the Transaction. The pro forma basic and diluted earnings per share are as follows:

(in 000’s, except for number of shares per share data)	For the three months ended March 31, 2024
	Basic earnings (loss) per share	Diluted earnings (loss) per share
Record issuance of NewCo shares to Informa (a)	40,329,972	40,329,972
Record issuance of NewCo shares to TechTarget’s shareholders (b)	29,697,059	29,697,059	^

Pro forma NewCo weighted -average outstanding shares (c =a+ b)	70,027,031	70,027,031

Pro forma net income (loss) (d)	(33,917)	(33,917)

Pro forma earnings (loss) per share (e = d / (c)	(0.48)	(0.48)

^	727,306 Restricted Stock Units outstanding were excluded from the calculation of diluted pro forma earnings per share as they were anti-dilutive.

7. Reclassifications

The pro forma combined financial statements have been adjusted to reflect reclassifications to conform TechTarget Inc.’s financial statement presentation to that of the Informa Tech Digital Businesses.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024:

	TechTarget Inc.	Reclassification	Note	TechTarget Inc. - As Reclassified
ASSETS
Current assets
Cash and cash equivalents	230,436	—		230,436
Short term investments	100,749	—		100,749
Accounts receivables, net of allowances	36,880	—		36,880
Related party receivables	—	—		—
Related party loan receivables	—	—		—
Prepaid taxes	—	—		—
Prepaid expenses and other current assets	6,384	—		6,384

Total current assets	374,449	—		374,449

Non-current assets
Property and Equipment, net	25,561	(23,231)	(i)	2,330
Goodwill	193,737	—		193,737
Intangible Assets, net	86,575	23,231	(i)	109,806
Operating lease assets with right-of- use	16,319	—		16,319
Deferred tax assets	8,687	—		8,687
Other assets	829	—		829

Total Non-Current Assets	331,708	—		331,708

Total Assets	706,157	—		706,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	4,357	—		4,357
Related party payables	—	—		—
Current operating lease liabilities	4,161	—		4,161
Accrued expenses and other current liabilities	7,638	—		7,638
Accrued compensation expenses	1,544	—		1,544
Income taxes payable	8,477	—		8,477
Contract liabilities	17,375	—		17,375
Related party short-term debt	—	—		—
Contingent consideration	—	—		—

Total Current Liabilities	43,552	—		43,552

	—	—
Non-Current Liabilities	—	—
Non-current operating lease liabilities	15,658	—		15658
Convertible senior notes	411,051	—		411051
Term loan	—	—
Other liabilities	—	—
Deferred tax liabilities	12,402	—		12402
Related party long-term debt	—	—
Non-current Contingent consideration	—	—

	TechTarget Inc.	Reclassification	Note	TechTarget Inc. - As Reclassified
Total Non-Current Liabilities	439,111	—		439,111

Total liabilities	482,663			482,663

Stockholders’ Equity:
Net Parent investment	—	—		—
Preferred stock	—	—		—
Common stock	59	—		59
Treasury stock	(329,118)	—		329,118
Additional paid-in capital	483,016	—		483,016
Accumulated other comprehensive income (loss)	(5,207)	—		5,207
Retained earnings	74,744	—		74,744

Total stockholders’ equity	223,494	—		223,494

Total liabilities and stockholders’ equity	706,157	—		706,157

Notes:

i.	Represents the reclassification of $23,231 thousand from Property and equipment, net to Intangible assets, net to conform to the Informa Tech Digital Businesses’ Balance Sheet presentation.

Unaudited Pro Forma Condensed Combined Income Statement for the three months ended March 31, 2024:

	TechTarget Inc. - Historical	Reclassification	Note	TechTarget Inc. -As Reclassified
Revenues	51,636	—		51,636
Cost of revenues:		—
Cost of revenues	(19,158)	—	(i)	(19,158)
Amortization of acquired technology	(702)	—		(702)

Gross Profit	31,776	—		31,776

Operating expenses:		—
Selling and marketing	(22,963)	—		(22,963)
Product development	(2,753)	—		(2,753)
General and administrative	(6,695)	—		(6,695)
Depreciation	(2,311)	2,027	(ii)	(284)
Amortization	(1,498)	(2,027)	(ii)	(3,525)
Impairment of long-lived assets	—	—		—
Acquisition and Integration costs	(6,526)	—		(6,526)
Remeasurement of contingent consideration	—	—		—

Total operating expenses	(42,746)	—		(42,746)

Operating income (loss)	(10,970)	—		(10,970)

Interest and other income (expense), net	3,072	(3,072)	(iii)	—
Interest expense	—	(551)	(iii)	(551)
Interest income	—	3,731	(iii)	3,731
Other income (expense)	—	(108)	(iii)	(108)
Interest expense on related party loans	—	—		—
Gain from early extinguishment of debt	—	—		—

Income before provision for income taxes	(7,898)	—		(7,898)

Provision for income taxes	(2,190)	—		(2,190)

Net income (loss)	(10,088)	—		(10,088)

Notes:

i.

Represents $1,175 thousand of Depreciation included in Cost of Revenues by TechTarget but reclassified as Amortization within Cost of Revenues to conform to the Informa Tech Digital Businesses’ Income Statement presentation (refer Note 6(a) for related adjustment).

ii.	Represents the reclassification of $2,027 thousand from Deprecation to Amortization to conform to the Informa Tech Digital Businesses’ Income Statement presentation.
iii.

Represents the disaggregation of $3,072 presented as Interest and other income (expense), net by TechTarget as Interest expense, Interest income and Other income (expense) to conform to the Informa Tech Digital Businesses’ Income Statement presentation.

8.  Restatement

The Informa Tech Digital Businesses restated their previously issued interim condensed combined financial statements as of and for the three months ended March 31, 2024. The unaudited pro forma combined financial statements have been adjusted to reflect the restatements of the Informa Tech Digital Businesses for the periods presented. The Informa Tech Digital Businesses interim condensed combined financial statements as of March 31, 2024 were restated to correct the following errors:

1.

An overstatement of $0.4 million of allocated corporate costs from Parent within “General and administrative” expenses for the three months ended March 31, 2024, in connection with an incorrect calculation related to carve-out activities and balances.

2.	An understatement of $6.1 million of transaction costs within “Acquisition and integration costs” for the three months ended March 31, 2024, in connection with the proposed transaction.

3.

An understatement of $0.5 million and $1.6 million of “Interest expense” and “Interest income”, respectively, on cash pooling arrangements for the three months ended March 31, 2024 in connection with incorrect interest accruals on cash pooling balances in the three months ended March 31, 2024. Part of this correction pertains to prior year, however, it was considered immaterial to the prior periods and the projected current annual period and therefore the accumulated error was adjusted in the three months ended March 31, 2024.

4.	An understatement of $0.5 million of bad debt provision within “General and administrative” expenses due to an incorrect consolidation journal entry for the three months ended March 31, 2024.

5.	As a result of the tax effect of adjustments 1), 2), 3) and 4) above, “Income tax benefit” increased $0.7 million for the three months ended March 31, 2024.

6.

A misclassification of $2.6 million between “Accounts payable” and “Accounts receivable, net of allowance for doubtful accounts” in the condensed combined balance sheet as of March 31, 2024 in connection with an incorrect consolidation journal entry related to the classification of carve-out activity and balances.

7.

A misclassification of $0.8 million between “Contract liabilities” and “Prepaid expenses and other current assets” in the condensed combined balance sheet as of March 31, 2024 in connection with an incorrect consolidation journal entry related to the classification of carve-out activity and balances.

8.

A misclassification of $2.1 million between “Accounts receivable, net of allowance for doubtful accounts” and “Contract liabilities” in the condensed combined balance sheet as of March 31, 2024 in connection with an incorrect consolidation journal entry related to the classification of carve-out activity and balances.

9.

An understatement of $1.0 million in “Net parent investment” and a corresponding overstatement of “Accounts receivable, net of allowance for doubtful accounts”, resulting from an incorrect journal entry.

10.

In connection with adjustment 3) above, an understatement of $1.6 million in “Related party loans receivable”, an understatement of $0.5 million in “Related party short-term debt” and an understatement of $1.1 million in “Net parent investment”.

11.	In connection with adjustment 4) above, an overstatement of $0.5 million within “Accounts receivable, net of allowance for doubtful accounts”.

12.	As a result of the tax effect of adjustments 1), 2), 3) and 4) above, “Deferred tax liabilities” decreased $0.8 million as of March 31, 2024.

The following table presents the effect of the restatement on the Informa Tech Digital Businesses previously reported condensed combined balance sheets as of March 31, 2024. The values are previously reported were derived from the Informa Tech Digital Businesses original interim report (in thousands).

	Informa Tech Digital Businesses – As originally reported	Adjustment	Adjustment #	Informa Tech Digital Businesses - As Restated
ASSETS
Current assets
Accounts receivables, net of allowances	44,476	(1,999)	6, 8, 9, 11	42,477
Related party loan receivables	118,497	1,577	10	120,074
Prepaid expenses and other current assets	6,779	(756)	7	6,023
Total current assets	183,405	(1,178)		182,227

Total assets	944,945	(1,178)		943,767

LIABILITES AND PARENT’S EQUITY
Current liabilities
Accounts payable	6,251	(2,621)	6	3,630
Contract liabilities	33,429	1,324	7, 8	34,753
Related party short-term debt	519,917	518	10	520,435
Total current liabilities	627,619	(779)		626,840
Deferred tax liabilities	13,189	(783)	12	12,406
Total non-current liabilities	375,586	(783)		374,803

Total liabilities	1,003,205	(1,562)		1,001,643

Parent’s equity:

	Informa Tech Digital Businesses – As originally reported	Adjustment	Adjustment #	Informa Tech Digital Businesses - As Restated
Net parent investment (deficit)	(83,056)	384	1, 2, 9, 10, 11, 12	(82,672)

Total equity (deficit)	(58,260)	384		(57,876)

Total liabilities and equity	944,945	(1,178)		943,767

The following table presents the effect of the restatement on the Informa Tech Digital Businesses previously reported condensed combined statements of income and comprehensive income (loss) for the three months ended March 31, 2024. The values as previously reported were derived from the Informa Tech Digital Businesses original interim report (in thousands).

	Informa Tech Digital Businesses – As reported	Adjustment	Adjustment #	Informa Tech Digital Businesses - As Restated
Revenues:
General and administrative expense	(18,548)	(87)	1, 4	(18,635)
Acquisition and integration costs	(1,698)	(6,055)	2	(7,753)
Total operating expenses	(48,564)	(6,142)		(54,706)

Operating income (loss)	(13,240)	(6,142)		(19,382)

Interest expense on related party loans	(6,074)	(517)	3	(6,591)
Interest income	743	1,576	3	2,319

Income before provision for income taxes	(18,353)	(5,083)		(23,436)

Provision for income taxes	2,223	732	5	2,955

Net income (loss)	(16,130)	(4,351)		(20,481)